Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	John Hulbert, Investors, (612) 761-6627
Erin Conroy, Media, (612) 761-5928
Target Media Hotline, (612) 696-3400

Target Corporation Announces Early Tender Results and Upsize of its Cash Tender Offers for Certain Outstanding Debt Securities

MINNEAPOLIS (October 6, 2020) — Target Corporation (“Target”) (NYSE:TGT) today announced that, in connection with its previously-announced cash tender offers (collectively, the “Offers”) for up to $1.75 billion aggregate purchase price (excluding accrued and unpaid interest to, but not including, the settlement date and excluding fees and expenses related to the Offers) of the debt securities identified in the table below (collectively, the “Securities” and each referred to as a “series” of Securities) from each registered holder of Securities (individually, a “Holder,” and collectively, the “Holders”), approximately $1.768 billion in combined aggregate principal amount of Securities was validly tendered and not validly withdrawn on or prior to 5:00 p.m., New York City time, on October 6, 2020 (the “Early Tender Deadline”), in the aggregate amounts as shown in the table below. Target also today announced it has amended the Offers to increase the previously announced Maximum Tender Amount from $1.75 billion to an amount that is sufficient to allow Target to accept for purchase all Securities validly tendered and not validly withdrawn by the Early Tender Deadline (excluding accrued and unpaid interest to, but not including, the settlement date and excluding fees and expenses related to the Offers) (the “Amended Maximum Tender Amount”). Subject to the Amended Maximum Tender Amount, the Offers and order of priority (the “Acceptance Priority Levels”) set forth in the table below are as described in in the Offer to Purchase, dated September 23, 2020, as amended or supplemented (the “Offer to Purchase”). The determination of the Total Consideration (as defined in the Offer to Purchase) will occur at 10:00 a.m., New York City time, on October 7, 2020. The early settlement date is expected to occur on October 8, 2020.

As described in the Offer to Purchase, Securities validly tendered and not validly withdrawn on or prior to the Early Tender Deadline will be accepted for purchase in priority to other Securities validly tendered following the Early Tender Deadline even if such Securities validly tendered following the Early Tender Deadline have a higher Acceptance Priority Level than Securities validly tendered on or prior to the Early Tender Deadline. Although the Offers are scheduled to expire at 11:59 p.m., New York City time, on October 21, 2020, because the Amended Maximum Tender Amount will equal the aggregate purchase price required to accept all Securities validly tendered and not validly withdrawn by the Early Tender Deadline, Target does not expect to accept for purchase any tenders of Securities after the Early Tender Deadline. Any Securities tendered after the Early Tender Deadline will be promptly credited to the account of the Holder of such Securities maintained at The Depository Trust Company and otherwise returned in accordance with the Offer to Purchase.

The terms and conditions of the Offers are described in the Offer to Purchase and remain unchanged except as amended hereby.

Title of Security	CUSIP Number	Acceptance Priority Level	Aggregate Principal Amount Outstanding Prior to the Offers	Aggregate Principal Amount Tendered(1)
7.000% Notes due 2038	87612EAU0	1	$617,260,000	$69,896,000
6.500% Notes due 2037	87612EAR7	2	$501,061,000	$104,747,000
4.000% Notes due 2042	87612EBA3	3	$1,500,000,000	$391,670,000
3.625% Notes due 2046	87612EBF2	4	$1,000,000,000	$394,017,000
3.900% Notes due 2047	87612EBG0	5	$750,000,000	$224,291,000
6.35% Debentures due 2032	87612EAK2	6	$349,630,000	$48,155,000
7.00% Debentures due 2031	87612EAF3	7	$213,150,000	$5,546,000
6.65% Debentures due 2028	239753DL7	8	$83,406,000	$2,331,000
6.75% Debentures due 2028	239753DJ2	9	$104,514,000	$7,645,000
2.650% Notes due 2030	87612EBK1	10	$1,000,000,000	$519,791,000

(1) As of the Early Tender Deadline.

Holders of Securities validly tendered and not validly withdrawn on or prior to the Early Tender Deadline will be eligible to receive the Total Consideration (as defined in the Offer to Purchase), which includes an early tender premium of $30 per $1,000 principal amount of Securities validly tendered and not validly withdrawn by such Holders and accepted for purchase by Target. All payments for Securities purchased in connection with the Early Tender Deadline will also include accrued and unpaid interest on the principal amount of Securities purchased from the last interest payment date applicable to the relevant series of Securities up to, but not including, the early settlement date.

In accordance with the terms of the Offers, the withdrawal deadline was 5:00 p.m., New York City time, on October 6, 2020. As a result, tendered Securities may not be withdrawn, except in certain limited circumstances where additional withdrawal rights are required by law (as determined by Target).

Target reserves the absolute right, subject to applicable law, to: (i) waive any and all conditions to the Offers; (ii) extend or terminate the Offers; (iii) increase or decrease the Maximum Tender Amount without extending the Early Tender Deadline or the Withdrawal Deadline; or (iv) otherwise amend the Offers in any respect.

Information Relating to the Offers

Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Goldman Sachs & Co. LLC are acting as the lead dealer managers for the Offers and Barclays Capital Inc., BofA Securities, Inc. and U.S. Bancorp Investments, Inc. are acting as dealer managers (collectively, the “Dealer Managers”). The information agent and tender agent for the Offers is Global Bondholder Services Corporation. Copies of the Offer to Purchase and related offering materials are available by contacting Global Bondholder Services Corporation by telephone at (866) 924-2200 (toll-free) or (212) 430-3774 (banks and brokers) or by email at contact@gbsc-usa.com. Questions regarding the Offers should be directed to Citigroup Global Markets Inc., Liability Management Group, at (212) 723-6106 (collect) or (800) 558-3745 (toll-free), Deutsche Bank Securities Inc., Liability Management Group, at (212) 250-2955 (collect) or (866) 627-0391 (toll-free) or Goldman, Sachs & Co. LLC, Liability Management Group, at (212) 902-6351 (collect) and (800) 828-3182 (toll-free).

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell with respect to any securities. The solicitation of offers to sell the Securities is only being made pursuant to the terms of the Offer to Purchase. The offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of Target or its affiliates, their respective board of directors, the Dealer Managers, the information and tender agent or the applicable trustee is making any recommendation as to whether or not Holders should tender their Securities in connection with the Offers, and neither Target nor any other person has authorized any person to make any such recommendation.

About Target

Minneapolis-based Target Corporation (NYSE:TGT) serves guests at nearly 1,900 stores and at Target.com. Since 1946, Target has given 5% of its profit to communities, which today equals millions of dollars a week. For the latest store count or for more information, visit Target.com/Pressroom. For a behind-the-scenes look at Target, visit Target.com/abullseyeview or follow @TargetNews on Twitter.